UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 23, 2011
Date of Report (Date of earliest event reported)

ELECTRONIC CONTROL SECURITY INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-30810	22-2138196
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

790 Bloomfield Avenue, Building C, Suite 1
Clifton, New Jersey 07012
(Address of principal executive offices, including zip code)

(973) 574-8555
Registrant's telephone number, including area code:
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On March 23, 2011, Electronic Control Security Inc. (the “Company”), through its wholly owned subsidiary, ECSI International Inc. (the “Subsidiary”), and Atlantic Stewardship Bank (the “Bank”) entered into definitive agreements pursuant to which the Bank agreed to advance (each an “Advance” and together the “Advances”) to the to the Subsidiary, from time to time and as needed, up to $475,000 for working capital purposes. Interest on outstanding amounts accrues at the Prime Rate plus 0.25%.

Events of default (“Events of Default”) are comprised of the following: (i) Company’s failure to make any payment when due, (ii) Company’s breach of any term, obligation, covenant or term contained in the Note or in any related document or to comply with or perform with any such contained in any other agreement between the Company and the Bank, (iii) any representation or warranty that the Company makes in the Note or any related document shall be false or misleading in any material respect; (iv) the Company’s insolvency or liquidation or a bankruptcy event; (v) any change in ownership of 25% or more of the Company’s Common Stock; (vi) the occurrence of a material adverse change in the Company’s financial condition; (vii) Bank believes in good faith that it is not secure.

The Subsidiary’s obligations under the facility are secured by a security interest in the Subsidiary’s inventory, accounts and general intangibles pursuant to a Security Agreement dated as of March 15, 2011 between the Subsidiary and the Bank.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEETARRANGEMENT OF A REGISTRANT

The information provided under Item 1.01 is hereby incorporated herein by reference.

(d) Exhibits.
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.
ELECTRONIC CONTROL SECURITY INC.

Date: March 30, 2011	By:	/s/ Arthur Barchenko
Arthur Barchenko, Chief Executive Officer